EXHIBIT 23(b)

CONSENT OF INDEPENDENT CHARTERED ACOUNTANTS

We consent to the incorporation by reference in Registration Statements (Form S-8, Nos. 33-17196, 33-44822, 33-44877, 33-44876, 33-22459, 33-38491, 33-54075, 33-54079, 33-54077, 333-47833, 333-28273, 333-38752 and Form S-3 Nos. 33-36001 and 333-60175) pertaining to various stock option, employee savings, deferred compensation and restricted stock plans and a universal shelf registration statement of Wellman, Inc. of our report dated 31 January 2001, with respect to the consolidated financial statements of Wellman International Limited and Subsidiaries at 31 December 2000 and 1999 and for each of the three years in the period ended 31 December 2000, included in this Annual Report (Form 10-K) of Wellman, Inc.

KPMG

Chartered Accountants

Registered Auditors

Dublin, Ireland

26 March 2001